Exhibit 14.1

BUSINESS CONDUCT POLICY

Open Text Corporation or any related or affiliated company (the “Company”, or “Open Text”) is committed to conducting business with the highest ethical and legal standards. Every employee represents Open Text to customers, investors, governments and the general public. Therefore, it is up to each of us to know and follow ethical and legal requirements in our jobs and to comply fully with internal and external controls in all aspects of the Company’s operations.

This policy outlines a code of business conduct that is applicable to each director, officer, and employee of Open Text and its subsidiaries.

Open Text has issued this Business Conduct Policy to deter wrongdoing and to promote:

•	Honest and ethical conduct by the directors, officers, and employees of the Company, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission (“SEC”) and other applicable regulatory bodies, and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules, and regulations;

•	The prompt internal reporting of any violations of this policy to a supervisor or department head, the Company Compliance Officer, and/or internal or outside Company legal counsel; and

•	Accountability for adherence to this policy.

The effectiveness of this policy depends in large part on the cooperation of all directors, officers, and employees in promptly disclosing to appropriate personnel within the Company any situations that may be contrary to the intent of this policy and the ethical standards that it expresses. The Company has established procedures to ensure that employees may report any suspected violations anonymously. The Company expressly prohibits retaliation of any kind against any individual for the reporting of suspected misconduct.

DEFINITIONS

Applicable Division—Refers to one or more of the following functional areas such as: Legal, Finance, Research and Development, Human Resources, Global Services, IS&T, Marketing and Sales.

Compliance Officer—Refers to the Vice President, Human Resources who shall also be the Chairperson of the Ethics Committee.

Level D manager—Refers to a person who is a direct report to the President or CEO.

Level E manager—Refers to a person who is a direct report to a Level D manager.

ETHICAL REQUIREMENTS

Each Open Text employee shall:

•	Serve in the interest of Open Text and its stockholders in a diligent, loyal and honest manner, and shall not knowingly be a party to any illegal or improper activities.

Open Text is committed to compliance with applicable laws, rules, and regulations. Illegal activity, including fraud for the benefit of the Company or any employee, is strictly forbidden.

Open Text maintains separate, detailed policies regarding such matters as securities trading, health and safety policy, fair employment practices, sexual harassment, employee theft, and employee substance abuse that can be obtained through the Compliance Officer or the corporate intranet. These separate policies are consistent in all aspects with the spirit and the letter of this policy.

Level D managers will work with the Compliance Officer to ensure that employees for whom they are responsible are aware of all legislation and regulations pertinent to their particular fields of activity.

•	Avoids “conflicts of interest” and maintain high standards of conduct and character in both professional and personal activities.

Employees should not use their position in the company or the knowledge gained therein in such a manner that a conflict between the company’s interest and their own interest arises.

A “conflict of interest” may occur when your private interest interferes in any way—or even appears to interfere—with the interests of the Company as a whole. A conflict situation can arise when a director, officer, or employee takes action or has interests that may make it difficult to perform his or her duties to the Company objectively and effectively. Conflicts of interest may also arise when a director, officer, employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons by the Company are of special concern.

You must disclose any matter that you believe might raise doubt regarding your ability to act objectively and in the Company’s best interest. The following is a non-exhaustive list of examples of situations involving potential conflicts of interest that should be disclosed:

•	employment by a competitor, regardless of the nature of the employment, while simultaneously being employed by Open Text;

•	giving Company business to another entity in which an employee or close family member has a substantial ownership or management interest;

•	owning, or owning a substantial interest in, an entity that is a competitor or customer of, or a supplier to, Open Text;

•	acting independently as a consultant to a Company competitor, customer, or supplier;

•	using Company assets, intellectual property, or other resources for personal gain; and

•	accepting anything of more than nominal value—such as gifts, discounts, or compensation—from an individual or entity that does or seeks to do business with Open Text.

These are but a few examples among many situations that could potentially give rise to a conflict of interest or an appearance of a conflict. Directors and officers should disclose any situation that reasonably could be expected to give rise to a conflict of interest or the appearance of a conflict to the Compliance Officer and the Audit Committee of the Board of Directors. Employees should disclose all such situations of which they are aware to the Level D Manager responsible for the business affairs of the employee’s applicable division and to the Compliance Officer.

To protect the Company, outside involvements that compete with Open Text’s products or services may not be maintained. Prior written approval from the Level D manager responsible for the business affairs of the applicable division and the Compliance Officer is necessary if you wish to serve as an officer/director or receive remuneration from an organization whereby a conflict of interest may arise or where there is any potential interference with job performance at Open Text. Officers and employees must also obtain approval before accepting a board position with a not-for-profit entity if there is or may be a Company business relationship with the entity or an expectation of financial or other support from the Company. Open Text officers must get such approvals from the Audit Committee of the Board of Directors. Open Text employees who are neither directors nor officers must obtain such approvals from the Compliance Officer.

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Open Text directors must obtain approval from the Board of Directors before accepting any position as an officer or director of any outside business concern or entity that has a business relationship with Open Text, or that now is or in the reasonably foreseeable future could become a competitor of Open Text.

You may not do business for Open Text with a party with whom you or an immediate family member have an association which represents a potential conflict of interest, unless these actions are pre-approved in writing by the Level D manager responsible for the business affairs of the applicable division, and the Compliance Officer.

Customers, suppliers, competitors and all other persons are to be treated with complete impartiality and according to the Company’s best interests. No payments, gifts or benefits may be offered to any person in an attempt to influence improperly that person’s performance of duties. In addition, no money, merchandise, favor or services (other than as accepted in general business practice and for which you have received approval in advance from the Level D manager responsible for the business affairs of the applicable division) shall be offered to any agent or organization in a position to benefit Open Text.

You are not permitted to accept any cash, gift or benefit that is intended to or could be interpreted as intended to influence the performance of your duties. This prohibition extends to members of your immediate family. If you are offered any cash, gift or benefit, notify your Level D manager or the Compliance Officer. If it is more than a common business courtesy, return the gift or refuse the benefit immediately.

All commissions, rebates, discounts, credits and allowances must be in the form of written instruments made out to the business entity involved. Courtesies to external sources are to be detailed on a Business Expense Report.

Employees should avoid acquiring any interests or participating in any outside activity which could: deprive the company of the attention required of the employee in performing their duties properly (including those that adversely affect personal productivity due to stress or fatigue); require significant time commitments; create any obligation which would affect their judgment to act solely in the company’s best interests; or reflect on the company’s image.

Decisions affecting employees (hiring, promoting, training, etc.) must be made on the basis of qualifications and performance. No one is to be disadvantaged due to race, national origin, religion, gender, age, marital status, physical disability, veteran status, sexual orientation or any factor unrelated to job requirements.

You shall respect the personal dignity of fellow workers and maintain a workplace that does not condone any form of harassment.

You must not remove Open Text or other employees’ materials or property from the premises without approval. You will abide by the company’s definition of “materials”.

You will not be in possession of, sell or distribute any illegal drug or controlled substance. You will not consume or be under the influence of alcohol or illegal substances while performing work duties.

For full details refer to the Anti-Harassment Policy, Anti-Theft Policy, and Substance Abuse Policy posted on the corporate intranet.

At any time employees can seek clarification of the above requirements from their direct management.

•	Support the establishment of and compliance with appropriate standards, processes and controls.

You must strictly adhere to all Open Text’s procedures, which are designed to ensure that all transactions meet internal approval requirements and are properly recorded and supported as required by law and good business practice.

Open Text strives to maintain the highest standards to ensure that all business records and financial reports are accurate, complete, understandable, and contain no false or misleading information. The Company is committed to complying with applicable laws requiring the fair and timely disclosure of material

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information and ensuring the accuracy of publicly disseminated information. In carrying out this commitment, Open Text maintains internal controls and procedures, including a separate Disclosure Policy, designed to provide reasonable assurance of achieving the following objectives:

•	efficacy and efficiency of operations;

•	safeguarding and proper management of the Company’s assets;

•	reliability of financial reporting that is in compliance with generally accepted accounting principles; and

•	compliance with applicable laws and regulations, including, without limitation, the Company’s responsibility to maintain disclosure controls and procedures intended to ensure that financial and non-financial information is collected, analyzed, and timely reported in full compliance with applicable law.

Compliance with these controls and procedures is of paramount importance. If you believe that the Company’s books or records are not being maintained, or that its financial condition or results of operations are not being disclosed, in accordance with these controls and procedures, you should report the matter directly by any of the means indicated below. For full details refer to the Disclosure Policy posted on the corporate intranet.

Undisclosed or unrecorded funds of money or assets shall not be established for any purpose.

You must use Open Text assets for the intended purpose of supporting and conducting company business. You must limit your personal use of company email and Internet tools and abide by the company restrictions on its use.

You must respect the copyrights of others and use licensed software in conformity with the terms and conditions of applicable license agreements.

For full details refer to the Signing Authority Policy, Policy on Securities Trading, Email and Intranet Acceptable Use Policy, and Non-disclosure Agreements posted on the corporate intranet.

•	Maintain the confidentiality of information obtained in the course of his or her duties. The information shall not be used for personal benefit or released to inappropriate parties.

You occupy a position of trust within the Company. Never disclose confidential information in any form (for example records, reports, financial and sales information or plans involving Open Text or its customers, suppliers or competitors such as customer names that have not been publicly announced, project details, acquisitions, etc.) to an outside party or to an employee who does not have authorized access. Use of confidential information for personal gain or to influence business transactions is not permitted.

Confidential information should only be discussed in a secure environment. Care should be taken while having business discussions in public environments such as on airplanes, elevators etc., which are considered insecure.

If you receive an external request for confidential Open Text information, refer such requests to the Level E manager responsible for the business affairs of the applicable division. If a government agency has issued notice that by law it is required to release confidential Open Text information to a third party, you must provide written notice to the Level D manager responsible for the business affairs of the applicable division and Open Text Legal Counsel prior to the release of the information.

It is illegal to use information that has not been made public for the purpose of trading in Open Text securities. Such knowledge may not be used for any form of personal gain or released to any other party.

You must safeguard confidential documents and other Open Text property that is required to be taken outside the workplace.

You must forward all media inquiries to the Public Relations department. In matters of litigation, or potential litigation, the details must be forwarded to the Legal department.

For full details refer to the Policy on Securities Trading, and Non-disclosure Agreements posted on the corporate intranet.

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•	Support the establishment and maintenance of programs that ensure compliance with those health, safety and environmental protection laws and regulations that are applicable to the Company’s operations.

The Company will in all instances adopt practices that do not pose risks to health, safety or the environment.

For full details refer to the Health and Safety Policy posted on the corporate intranet.

REPORTING RESPONSIBILITIES AND PROCEDURE

You are responsible for following the Business Conduct Policy in all matters. Failure to do so is considered a serious violation of the employment relationship and will lead to disciplinary action that may include dismissal.

Among your most important responsibilities are: (1) the obligation to comply with this policy and applicable laws, rules, and regulations; and (2) the obligation to raise a concern about a possible violation of the policy or this law.

The Company expects you to behave ethically and to conduct your business activities on behalf of the Company with honesty and integrity. If you have knowledge of a potential or suspected violation of this policy you have an obligation to report relevant information to the Compliance Officer or the other persons listed below. The Company provides a variety of methods for obtaining answers to any questions about ethics issues and for raising any concerns about a possible violation of this policy or applicable law. Questions or concerns can be addressed to:

•	a Level D Manager

•	the Compliance Officer;

•	any other member of the Ethics Committee; and/or

•	inside or outside Company legal counsel.

Every employee can raise any specific or general question or concern with any one of the contacts listed above. Directors, officers, and employees can raise concerns orally or in writing and, if preferred, anonymously.

Specifically, if the issue or concern relates to the internal accounting controls of the Company or any auditing matter, you may report it on an anonymous basis to any member of the Audit Committee of the Board of Director or the Compliance Officer, pursuant to the procedures established by the Audit Committee.

ANTI-RETALIATION STATEMENT

Any form of retaliation against those who in good faith bring forward complaints or allegations, or who participate in an investigation of a breach of this policy, is strictly prohibited.

THE COMPLIANCE OFFICER AND THE ETHICS COMMITTEE

The Vice President of Human Resources shall be the Compliance Officer and shall chair the Ethics Committee, which is composed of at least three people. The Committee will have one representative from the Legal department and one representative from a revenue-generating department. Members of the committee may be rotated each fiscal year. The Ethics Committee is responsible for communication of the policy and employees can report suspected violations of this policy to any member of the Ethics Committee. If such a report is made to a Level D manager, any member of the Ethics Committee or the Company’s inside or outside legal counsel, the chairperson of the Ethics Committee must be notified immediately.

If a suspected violation is reported, the chairperson of the Ethics Committee will convene within 48 hours a meeting of the Ethics Committee to review the suspected violation. Deliberations of the Ethics Committee will

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be conducted with professionalism and decisions will be minuted. Findings must also be shared with the reporting employee. The chairperson will review all decisions of the committee with the Vice President of Legal and then the committee will make recommendations to the President and Chief Executive Officer for action.

If appropriate, decisions relating to an employee’s compliance may be elevated to the Chief Executive Officer, who may seek counsel as appropriate from the Board of Directors, or if appropriate, the Compliance Officer shall report any violations of this policy directly to the Board.

COMPLIANCE AND COMMUNICATIONS

Each Level D manager is responsible for ensuring compliance with this policy for the business affairs for Open Text, particularly within their applicable division, group, department or business unit.

By October 15 of each year, each Level D manager shall confirm to the President and Chief Executive Officer that this procedure has been followed. Disclosures received during the annual circularization are to be evaluated by the Ethics Committee. Feedback must be given to employees. Evaluations by the committee are to be completed by October 31. The chairperson will provide a status to the President and Chief Executive Officer by November 15.

Annually, all Vice Presidents, Country Managers, Senior Financial and Legal Department staff and any additional staff as determined by the ethics committee are required to complete a Statement of Disclosure Form (Schedule A). The forms will be distributed in August and are to be returned by October 1.

Supervisors will brief their staff at least annually on Business Conduct.

All new employees are to complete a Statement of Disclosure Form upon joining Open Text. If personal circumstances change during the year, which affect any approved exceptions to this policy, the employee must inform Human Resources and update the Statement of Disclosure Form

The Open Text Ethics Committee will meet at least annually. The chairperson of the Open Text Ethics Committee shall oversee all business conduct matters and will convene special meetings if required.

The President and Chief Executive Officer will report on this process to the Board of Directors each year.

This policy will remain permanently posted on the corporate intranet.

Adherence to the Open Text Business Conduct Policy is a condition of employment. Open Text retains the right to change, modify or eliminate any provision in this plan, retroactively or proactively, at any time with or without notice. Only the Board of Directors or a Committee of the Board of Directors may grant a waiver of any provision of this policy. Open Text officers and directors must submit a request for such a waiver to the Audit Committee of the Board of Directors in writing for its consideration. Open Text employees who are neither officers nor directors must submit a request for a waiver to the Compliance Officer. The Board of Directors will promptly cause the Company to disclose to investors any substantive changes in or waivers, along with reasons for the waivers, of this policy granted to directors or executive officers. Such disclosure shall be in a form prescribed by the U.S. Securities and Exchange Commission and any other applicable regulatory body.

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Schedule A

STATEMENT OF DISCLOSURE

In accordance with Open Text’s Business Conduct Policy:

1.	I have read the business conduct policy noted above. I have also reviewed this policy with all staff that report to me and I am satisfied that they understand its requirements.

2.	To the best of my knowledge, all activities undertaken by or for the Company are in accordance with this and other policies that reflect on the ethical conduct of the business.

3.	I do not have any outside involvement with, serve as an officer/director of, receive remuneration from or have a financial interest in any organization that may conflict with Company interests or which, to the best of my knowledge, has any potential to conflict or interfere with my job performance at Open Text.

4.	To the best of my knowledge, Open Text does not do business with any party or organization with whom I, or any of my immediate family, have an association or which represents a potential conflict of interest.

5.	Exceptions to the statements above and all relevant details are explained below:

6.	I agree to notify the Chairperson of the Ethics Committee and amend this disclosure form if there is any change in my status that results in a change to this statement.

Name (printed)	Signature

Position	Office Location

Date of Acknowledgement

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